                                                                    EXHIBIT 99.1

For further information:                                          NEWS RELEASE

At NCO Portfolio Management, Inc.    At FRB/Weber Shandwick
Michael J. Barrist,                  Joe Calabrese (General) - (212) 445-8434
Chairman and CEO                     Judith Sylk-Siegel (Media) - (212) 445-8431
(215) 441-3000                       Nicole Engel (Analysts) - (212) 445-8452
Richard J. Palmer,
SVP, Finance and CFO
(443) 436-4525
email: rick.palmer@ncogroup.com
       ------------------------

For Immediate Release

                 NCO Portfolio Announces SECOND QUARTER Results
                       with net income OF $0.13 Per Share

BALTIMORE, MD, August 6, 2002 - NCO Portfolio Management, Inc. ("NCPM")(Nasdaq:
NCPM), a leading purchaser and manager of delinquent accounts receivable, announced today that during the second quarter of 2002 it achieved net income of $0.13 per share, on a diluted basis.

Total collections on purchased accounts receivable for the second quarter of 2002 were $27.7 million, a decrease of $1.6 million, or 5.5%, from $29.3 million in the second quarter a year ago. Revenue in the second quarter of 2002 was down $3.8 million, or 21.3%, to $14.1 million from $17.9 million the previous year. Income from operations was $4.2 million for the second quarter of 2002, a decrease of $4.3 million, or 50.4%, from $8.5 million a year ago. During the second quarter of 2002, net income was $1.7 million, or $0.13 per share, on a diluted basis, compared to net income of $3.9 million, or $0.29 per share, on a diluted basis, from the second quarter in the previous year.

Operating expenses were $9.9 million and $9.4 million in the second quarter of 2002 and 2001, respectively. Included in operating expenses for the second quarter of 2002 and 2001 was $8.1 million and $7.7 million of servicing fees, respectively, paid for collection activities, including contingency legal fees. It is important to note that servicing fees are paid as a percentage of collections and not as a function of revenue. Servicing fees as a percentage of collections for the second quarter of 2002 and 2001 were 29% and 26%, respectively. All of the servicing fees for the second quarter of 2002 and 2001 were paid to NCO Group, Inc. ("NCOG")(Nasdaq: NCOG). NCOG owns approximately 63% of the outstanding common stock of the company.

On an ongoing basis, management reviews the expected future cash flows of each portfolio to assess the carrying value of the asset as well as the expected return on the asset. With a typical portfolio, the future cash flows are expected to recover the cost of the asset plus provide a return. Over time, this return is recognized as revenue. If, based on current circumstances, the estimates are changed, the rate at which revenue is recognized will also change. If the future estimated cash flows are not sufficient to recover the remaining carrying value of a portfolio, an impairment has occurred and the portfolio must be written down to its net realizable value. After a portfolio has been impaired, additional write-downs to net realizable value may occur if actual collections subsequent to impairment and further downward revisions of future estimated cash flows fall below the expected collections at the date of the original impairment. After impairment, no revenue is recorded until the carrying value has been fully recovered.

Total collections for the quarter ended June 30, 2002 were below our expectations. On several portfolios acquired over a year ago, collection shortfalls resulted in further reductions in future collections, which were significant enough to create impairments as the current expected future collections fell below the carrying values on these portfolios. These impairments are despite normal, ongoing adjustments to projected collections from the time of acquisition forward. The impairments recorded during the second quarter of 2002 and 2001 were approximately $401,000 and $463,000, respectively, which represented 0.3% of the carrying value of all the portfolios in each period in 2002 and 2001. The combined carrying values of all impaired portfolios as of June 30, 2002 aggregated $8.3 million, or 6.5% of purchased accounts receivable.




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Commenting on the quarter, Michael J. Barrist, Chairman and Chief Executive
Officer, stated, "As we entered 2002 we did so with optimism that we had reached the bottom of the economic cycle and that we would begin to see improvements in payment patterns. Unfortunately we have not seen improvements to date and based on current economic data in conjunction with our internal trends it does not appear that an economic upturn is imminent. Over the past few quarters NCO Portfolio has taken the necessary steps to adapt to a continued downturn economy through the impairment of non-performing assets and strict adherence to our underwriting model. These steps will yield benefits both in the near-term as we continue to deal with the current economy as well as in the long-term as the economy begins to improve. Additionally, in order to meet the challenge of capital deployment we have begun to focus on the purchase of large, more predictable portfolios. These portfolios, which are similar in characteristics to the legacy Creditrust portfolios, contain large blocks of performing assets and can be purchased at a substantial discount. We are optimistic that this alternate strategy will help us to deploy our capital in a highly profitable manner over the next few quarters."

The Company also announced that it will host an investor conference call on Wednesday, August 7, 2002 at 10:00 a.m., ET, to address the items discussed in this press release for the first quarter earnings in more detail and to allow the investment community an opportunity to ask questions. Interested parties can access the conference call by dialing (800) 374-2400 (domestic callers) or (706) 679-8517 (international callers). A taped replay of the conference call will be made available for seven days and can be accessed by interested parties by dialing (800) 642-1687 (domestic callers) or (706) 645-9291 (international callers) and providing the pass code 5067734.

NCO Portfolio Management, Inc. is a leading purchaser and manager of delinquent accounts receivable.
                        _________________________________

Certain statements in this press release, including, without limitation, statements as to NCO Portfolio's or management's outlook as to financial results in 2002 and beyond, statements as to the effects of the economy on NCO Portfolio's business, statements as to NCO Portfolio's or management's beliefs, expectations or opinions, and all other statements in this press release, other than historical facts, are forward-looking statements, as such term is defined in the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. Forward-looking statements are subject to risks and uncertainties, are subject to change at any time and may be affected by various factors that may cause actual results to differ materially from the expected or planned results. In addition to the factors discussed above, certain other factors, including without limitation, risks relating to growth and future accounts receivable purchases, risks related to the company's debt, risks related to the recoverability of the purchased accounts receivable, risks related to the use of estimates, risks related to the availability to purchase accounts receivable at favorable prices in the open market, risks related to regulatory oversight, risks related to the retention of its senior management team, risks related to securitization transactions, risks related to the fluctuation in quarterly results, risks related to NCOG's ownership control of the company, risks related to the dependency on NCOG for its collections, and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K, filed on March 19, 2002, can cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements.

A copy of the Annual Report on Form 10-K can be obtained, without charge except for exhibits, by written request to Richard J. Palmer, Senior Vice President, Finance/CFO, NCO Portfolio Management, Inc., 1705 Whitehead Road, Baltimore, MD 21207.

                        _________________________________



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
                                                  NCO Portfolio Management, Inc.
                                                Unaudited Selected Financial Data
                                             (in thousands, except per share amounts)

 Statements of Income:
                                                         For the Three Months Ended June 30,  For the Six Months Ended June 30,
                                                         -----------------------------------  ----------------------------------
                                                              2001                 2002            2001              2002
                                                            --------             --------         -------           -------
 Revenue                                                    $ 17,916             $ 14,108         $30,534           $30,378

 Operating costs and expenses:
    Payroll and related expenses                                 551                  549             808             1,103
    Servicing fee expenses                                     7,695                8,064          13,346            16,364
    Selling, general and administrative expenses                 641                  806           1,095             1,372
    Amortization expense                                          76                   75             100               150
    Impairment of purchased accounts receivable                  463                  401             463             1,198
                                                            --------             --------         -------           -------
                                                               9,426                9,895          15,812            20,187
                                                            --------             --------         -------           -------
                                                               8,490                4,213          14,722            10,191
 Other income (expense):
    Interest and investment income                                86                  303             118               434
    Interest expense                                          (2,299)              (1,752)         (3,873)           (3,619)
                                                            --------             --------         -------           -------
                                                              (2,213)              (1,449)         (3,755)           (3,185)
                                                            --------             --------         -------           -------
 Income before income tax expense                              6,277                2,764          10,967             7,006

 Income tax expense                                            2,354                1,037           4,113             2,628
                                                            --------             --------         -------           -------

 Net income                                                 $  3,923             $  1,727         $ 6,854           $ 4,378
                                                            ========             ========         =======           =======

 Net income per share:
      Basic                                                 $   0.29             $   0.13         $  0.56           $  0.32
                                                            ========             ========         =======           =======
      Diluted                                               $   0.29             $   0.13         $  0.56           $  0.32
                                                            ========             ========         =======           =======

 Weighted average shares outstanding:
      Basic                                                   13,576               13,576          12,166            13,576
      Diluted                                                 13,576               13,579          12,166            13,578


 Selected Balance Sheet Information:
                                                       As of December 31,     As of June 30,
                                                              2001                 2002
                                                            --------             --------
 Cash and cash equivalents                                  $  6,509             $  8,326
 Purchased accounts receivable                               136,339              128,241
 Total assets                                                153,712              147,021

 Notes payable                                                45,379               38,376
 Notes payable - affiliates                                   47,130               42,250
 Shareholders' equity                                         57,864               62,242

 Other Selected Financial Information:
                                                         For the Three Months Ended June 30,   For the Six Months Ended June 30,
                                                         -----------------------------------   ----------------------------------
                                                              2001                 2002            2001              2002
                                                            --------             --------         -------           -------
 Collections                                                $ 29,276             $ 27,676         $49,677           $56,546
                                                            ========             ========         =======           =======

 Revenue                                                    $ 17,916             $ 14,108         $30,534           $30,378
                                                            ========             ========         =======           =======
 Revenue as a percentage of collections                          61%                  51%             61%               54%

 Amortization of purchased accounts receivable              $ 11,360             $ 13,568         $19,143           $26,168
                                                            ========             ========         =======           =======
 Amortization as a percentage of collections                     39%                  49%             39%               46%

 Servicing fee expenses                                     $  7,695             $  8,064         $13,346           $16,364
                                                            ========             ========         =======           =======
 Servicing fee expenses as a percentage of collections           26%                  29%             27%               29%
